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                                                                EXHIBIT 27(d)(3)

Exchange of Insureds Agreement
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This agreement is a part of the policy to which it is attached and is subject to all its terms and conditions.

What does this agreement provide?

This agreement provides for the exchange of this policy for a new policy on the life of a substitute insured whom you designate, subject to the following conditions:

   (1)  this policy and agreement must be in force;
   (2)  the policy owner must be a business entity;
   (3) you must have an insurable interest in the life of the substitute insured;
   (4) we must receive an application for the policy exchange signed by you and the substitute insured;
   (5) you must provide evidence of insurability on the substitute insured which is satisfactory to us.

When will the new policy become effective?

Coverage under the new policy will become effective on the date of the exchange only if the insured under this policy is then living. The coverage on the original insured will terminate at the end of the day prior to the date of the exchange.

Is evidence of insurability required?

Yes. The policy exchange is subject to evidence of insurability on the substitute insured which is satisfactory to us.

What will be the face amount of the new policy?

The face amount of the new policy may not exceed the face amount of this policy on the date of exchange.

What policy form will be available?

The new policy will be on the same policy form as this policy. If on the date of exchange we are not issuing this policy form, the new policy will be on a similar life policy form we then use. The new policy will have the same policy number as this policy.

What will be the premium rate for the new policy?

Premiums will be based on the sex and the age of the substitute insured on his or her birthday nearest the policy date of the new policy.

What will be the policy date of the new policy?

The policy date of the new policy will be the same as the policy date of this policy. If the substitute insured was not born on the policy date of this policy, the policy date of the new policy will be the policy anniversary which follows the substitute insured's date of birth.

What if this policy has an outstanding policy loan?

The new policy will be subject to any outstanding policy loans on this policy on the date of the exchange.

What if this policy is assigned?

The new policy will be subject to any outstanding assignment of this policy on file at our home office on the date of the exchange.

Who will be the beneficiary?

The new policy will have the same beneficiary as this policy, unless you request another beneficiary. If you have designated an irrevocable beneficiary on this policy, the written consent of that beneficiary will be required for any policy exchange and for any beneficiary change.

Can additional benefit agreements be added to the new policy?

Additional benefit agreements may be attached to the new policy, but only with our consent.

What is the premium for this agreement?

There is no premium charge for this agreement.

Is this agreement subject to the suicide and incontestable provisions?

Yes. Those provisions apply to this agreement. The suicide and contestable periods for the new policy will be measured from the effective date of the policy exchange and not from the policy date. If the substitute insured, whether sane or insane, dies by suicide, within two years from the effective date of the policy exchange, our liability under the new policy will be limited to an amount equal to the premiums paid for the new policy as of the effective date of the policy exchange. After the new policy has been in force during the substitute insured's lifetime for two years from the effective date of the policy exchange, we cannot contest the new policy, except for the nonpayment of premiums. The new policy will show the date from which the suicide and contestable periods will be measured.

When will this agreement terminate?

This agreement will terminate on the date:

   (1)  this policy is surrendered or terminated; or
   (2)  we receive your request to cancel this agreement; or
   (3) this policy is exchanged for a new policy under the provisions of this agreement; or
   (4)  of the insured's death.

02-914 Exchange of Insureds Agreement           Minnesota Life Insurance Company

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This agreement is effective as of the policy date of this policy unless a different effective date is shown on page 1.


   /s/  Dennis E. Prohofsky                         /s/  Robert L. Senkler
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          Secretary                                        President